

Yayoi Kusama (b. 1929)



Yayoi Kusama is a global cultural icon, admired for her installations and longtime exploration of minimalist abstractions, which began in the late 1950s.

INVESTMENT THESIS

Price Appreciation of Similar Works

19.9%

Initial Offering

$2,838,000

Similar Sales


$3.0m
$2.0m
$1.0m
$0.0m
09
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 29 years
2020 Auction Sales	significant $65,814,064
Repeat Sales	view

0% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- Japanese artist Yayoi Kusama's successful career spans over 6 decades, and she is currently among the top 3 most expensive living women artists.
- *Silver Nets* is a large format example from Yayoi Kusama's highly recognizable "Infinity Nets" series. The Painting is also part of a smaller subset of rare metallic silver nets.
- As of October 2021, recent sales of silver and gold metallic nets, similar to the painting, includes the darker *Silver Nets (BTRUX)* (2014) which sold for $3,014,782 in June 2021.
- "With an auction record of $7.9 million for one of her historic 1959 'Infinity Net' paintings, Kusama is both the world's top-selling living female artist, and still undervalued relative to her peers," stated ARTnews in July 2020. Meanwhile, works by close contemporaries, such as Andy Warhol and Roy Lichtenstein, have exceeded $50 million at auction.
- Although there are no guarantees, similar works have appreciated at 19.9% annualized historically from 2007 to 2021.
- Kusama has become a pop culture phenomenon and collaborated with luxury brands including Louis Vuitton and Veuve Clicquot. Patrons have been known to wait for hours to experience Kusama's iconic "Infinity Rooms", and shows of her work have attracted millions of museum visitors worldwide.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$65,814,064

2020 Number of Lots Sold
623

YAYOI
KUSAMA

b. 1929, JAPAN



$2,838,000

INITIAL OFFERING

19.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

Acrylic on canvas | 64 × 51 in. (162 × 130 cm.)

Yayoi Kusama is a global cultural icon, admired for her installations and long-time exploration of minimalist abstractions, which began in the late 1950s.

The Painting is an excellent, larger format example from Yayoi Kusama's highly recognizable "Infinity Nets" series. The Painting is also part of a smaller subset of "silver" infinity net paintings, which use a metallic color for the repetitive loops. The nets vary in color and size: the smallest are under a foot tall, while the largest examples exceed nine feet in height. Though net paintings from the 1950s and 1960s garner record auction prices, there is also demand for Kusama's later works, a number of which have appreciated significantly since the 2000s. Large multipanel examples of metallic nets have sold in excess of $3.5 million at auction including: *Infinity Nets (G.E.R.)* (1999) which sold for $3,620,000 at Sotheby's on June 29, 2020 and *Infinity Net (TWHOQ)* (2006) which sold for HKD 27,725,000 ($3,532,191) at Christies on May 25, 2019. As of November 15, 2021, recent sales of metallic nets of different colors, similar to the painting, include the darker *Silver Nets (BTRUX)* (2014) which sold for KRW 3,422,000,000 ($3,014,782) at Seoul Auction on June 22, 2021 and the smaller, gold *Infinity Nets (OPQR)* (2007) which sold for £1,702,500 ($2,342,297) at Christie's on October 15, 2021. The shimmering silver palette, large format and execution of the Painting make it a particularly commercial and desirable work by the artist.

Yayoi Kusama's works are included in important permanent collections, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum in Washington, D.C., the Tate Modern in London, as well as the artist's eponymous museum in Tokyo, and many more. Recent major retrospectives of the artist's works have been held by art institutions all over the world, including a 2017 to 2019 traveling exhibition, which started at the Hirshhorn Museum in Washington D.C. The artist's body of work is premised on repetition, and her recognizable motifs include the "Infinity Nets," "Pumpkins" and immersive installations such as the "Infinity Mirror Rooms," which patrons have been known to wait hours to experience. Kusama has also collaborated with luxury brands, such as Louis Vuitton and Veuve Clicquot. As of November 15, 2021, Yayoi Kusama is counted among the top three most expensive living women artists. According to an ARTnews article published in July 2020, Kusama's works are undervalued relative to her peers: works of Kusama's close contemporaries, such as Andy Warhol and Roy Lichtenstein, have sold in excess of $50 million at auction. As of November 15, 2021, Kusama's auction records are led by *Interminable Net #4* (1959), which sold on April 1, 2019 for HK$62,433,000 ($7,953,215) at Sotheby's Hong Kong, followed by *White No. 28* (1960), which sold on November 12, 2014 at Christie's New York for $7,109,000 and *No. Red B* (1960), which sold on October 4, 2015 at Sotheby's Hong Kong for HK$54,520,000 ($7,033,080).

AS OF NOVEMBER 15, 2021, KUSAMA'S AUCTION RECORDS ARE LED BY *INTERMINABLE NET #4* (1959), WHICH SOLD ON APRIL 1, 2019 FOR HK$62,433,000 ($7,953,215) AT SOTHEBY'S HONG KONG, FOLLOWED BY *WHITE NO. 28* (1960), WHICH SOLD ON NOVEMBER 12, 2014 AT CHRISTIE'S NEW YORK FOR $7,109,000 AND *NO. RED B* (1960), WHICH SOLD ON OCTOBER 4, 2015 AT SOTHEBY'S HONG KONG FOR HK$54,520,000 ($7,033,080).

AUCTION RESULTS FOR SIMILAR WORKS[2]


$4M
$3M
$2M
$1M
2006
2007
2008
2010
2011
2012
2013
2014
2015
2016
2018
2019
2020
2021

Yayoi Kusama (b. 1929, Japan) is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations. Kusama was born in Matsumoto, Japan and began to create art at an early age as a way to engage with her mental illness. After she arrived in New York in 1957, the artist began to focus on abstraction, and soon, her "Infinity Nets" series developed and garnered recognition. Kusama also exhibited frequently alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. Notably, the artist was included in the "1961 Whitney Annual" at the Whitney Museum of American Art in New York. Though Kusama exhibited her "Narcissus Garden" (1966) alongside the 33rd Venice Biennale in 1966, it was not until 1993, that she officially returned to represent Japan at the 45th edition of the show. As of November 15, 2021, Kusama continues her studio practice and is represented by a number of major galleries, including David Zwirner Gallery and Victoria Miro Gallery.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: white and silver Infinity Nets, omitting works on colored ground where the colored ground becomes the dominant color with the exception of *Silver Nets (BTRUX)* which shares the Painting's silver paint in the top layer; created after 2000 that measure between 39 inches by 39 inches and 80 inches by 80 inches. Where the buyer's premium was unavailable due to incomplete data, the respective house's current buyer's premium rates as of November 15, 2021 were applied: *Silver Nets (BTRUX)* (2014) which sold at Seoul Auction on June 22, 2021, *Infinity Nets (BCO)* (2013), which sold on October 18, 2017 at K Auction in Seoul, South Korea, *White Nets (QZHA)* (2006), which sold on November 25, 2008 at Est-Ouest Auctions Co. in Hong Kong, and *Infinity Nets XZASST* (2007), which sold on April 5, 2008 at Shinwa Art Auction in Tokyo, Japan. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.9% CAGR implied from selected sales occurring from February 6, 2007 to June 22, 2021.

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